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                                                                    EXHIBIT 10.7

                               FRANKLIN BANK CORP.
                           RESTRICTED STOCK AGREEMENT

         This Restricted Stock Agreement ("Agreement"), entered into as of _______________ is between Franklin Bank Corp., a Delaware corporation (the "Company"), and _______________, (the "Employee").

         1. Award of Common Stock. As of the date (the "Grant Date") on which completion of the public offering (the "IPO") of common stock of the Company contemplated by the Registration Statement on Form S-1 (File No. 333-108026) filed by the Company on August 15, 2003 occurs, the Company shall grant to Employee such number of shares (the "Restricted Shares") of the Company's common stock, $.01 par value ("Common Stock"), as shall be equal to $____ divided by the per share public offering price in the IPO (the "Public Offering Price") (rounded up to the nearest whole share), which shall be subject to restrictions on transferability set forth in Section 2 herein. In the event that the IPO does not occur, this Agreement shall be void ab initio and of no further force and effect.

         2.       Restricted Period.

                  (a) From the Grant Date until April 1, 2005 (the "Restricted Period"), Employee shall not be permitted to sell, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assign, transfer, exchange, pledge, hypothecate, or encumber, whether by voluntary act of Employee or any agent of Employee or by operation of law, the Restricted Shares (such restrictions, the "Restrictions on Transferability") and on and after April 1, 2005, the Shares shall no longer be subject to the Restrictions on Transferability and shall be "Unrestricted Shares."

                  (b) Each certificate issued for Restricted Shares to Employee shall be registered in Employee's name and shall be either deposited with the Secretary of the Company or its designee in an escrow account or held by the Secretary of the Company, together with stock powers or other instruments of transfer appropriately endorsed in blank by Employee (Employee hereby agreeing to execute such stock powers or other instruments of transfer as requested by the Company). Such certificate or certificates shall remain in such escrow account or with the Secretary of the Company until the termination of the Restricted Period. Certificates representing the Restricted Shares shall bear the following legend:

         "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE RESTRICTED STOCK AGREEMENT. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE OFFICES OF FRANKLIN BANK CORP., 9800 RICHMOND AVENUE, SUITE 680, HOUSTON, TEXAS 77042."

Upon Restricted Shares becoming Unrestricted Shares, the Company shall effect the issuance and delivery of a certificate or certificates for such Unrestricted Shares to Employee free of the legend set forth above.

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                  (c)      Employee shall, during the Restricted Period, have
all of the other rights of a stockholder with respect to the Shares including, but not limited to, the right to vote (in person or by proxy) such Restricted Shares at any meeting of stockholders of the Company and the right to receive ordinary dividends, if any, as may be declared on such Restricted Shares from time to time. Extraordinary dividends on the Restricted Shares shall be treated in the manner set forth in Section 4 hereof.

                  (d) If Employee incurs a Termination of Employment prior to the expiration of the Restricted Period for any reason other than: (i) death;
(ii) Disability; (iii) by Employee for Good Reason; or (iv) Employee's Termination of Employment by the Company without Cause (as defined in Section 6) then, in that event, any Restricted Shares granted to Employee hereunder shall continue to be subject to the Restrictions on Transferability until April 1, 2005, and on and after April 1, 2005, the Shares shall no longer be subject to the Restrictions on Transferability and shall be "Unrestricted Shares."

                  (e) In the event that Employee incurs a Termination of Employment because of: (i) death; (ii) Disability; (iii) by Employee for Good Reason; or (iv) because he or she incurs a Termination of Employment by the Company without Cause, all Restrictions on Transferability on Employee's Shares shall lapse and the Shares shall become Unrestricted Shares.

                  (f) Upon the occurrence of a Change in Control (defined as set forth in the Company's 2004 Long-Term Incentive Plan), all Restrictions on Transferability on Employee's Shares shall lapse and the Shares shall become Unrestricted Shares.

                  (g) If Employee incurs a Termination of Employment prior to the expiration of the Restricted Period, and there exists a dispute between Employee and the Company as to the satisfaction of the conditions to the release of the Shares from the Restrictions on Transferability hereunder, the Shares shall remain subject to the Restrictions on Transferability until the earlier of
(i) the resolution of such dispute or (ii) the expiration of the Restricted Period.

         3. Taxes. No later than the Grant Date, Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount (the "Withholding Tax Amount"). Employee shall notify the Company not later than November __, 2003 whether the Employee will pay such amount in cash or will elect to have such obligations satisfied by having the Company withhold from the total number of Restricted Shares otherwise deliverable hereunder that number of Shares determined by dividing the Withholding Tax Amount by the Public Offering Price, which Shares shall be withheld and deemed surrendered to the Company on the Grant Date. In the event that the Employee fails to notify the Company by such date, the Employee shall be deemed to have elected to have Shares withheld as provided hereunder.

         4. Changes in Capital Structure. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such

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reorganization comes within the definition of such term in Section 368 of the
Code) or any partial or complete liquidation of the Company, the compensation committee (the "Committee") of the Board of Directors of the Company (the "Board") or the Board may make such substitution or adjustments in the number and kind of shares subject to this Agreement and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including, without limitation, the provision of an amount in cash therefor); provided, however, that the number of shares subject to this Agreement shall always be a whole number.

         5. Compliance With Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, Employee (or Employee's legal representative upon Employee's death or Disability) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

         6. Definitions. The following terms shall have the meanings set forth in this Section 6.

                  (a) "Cause" means (1) conviction of Employee for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling an Employee's employment duties or (3) willful and deliberate failure on the part of Employee to perform his employment duties in any material respect, (4) the failure of Employee to perform his or her duties in a manner that is satisfactory to management of the Company or the appropriate subsidiary or affiliate in the exercise of its reasonable discretion, or (5) such other events as shall be determined by the Committee in its good faith discretion. The Committee shall exercise good faith discretion to determine whether "Cause" exists under any set of facts and circumstances.

                  (b) "Disability" means a determination that Employee is eligible to receive benefits under the terms of the Company's Long-Term Disability program.

                  (c) "Good Reason" means (1) a material adverse change in Employee's duties or position with the Company or any subsidiary or affiliate, or (2) any reduction of Employee's annual base salary.

                  (d) "Termination of Employment" means the termination of Employee's employment with, or performance of services for, the Company and any of its subsidiaries or affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries and affiliates shall not be considered Terminations of Employment.

         7.       Successors.

                  (a) This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's guardian and legal representatives.

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                  (b)      This Agreement shall inure to the benefit of and be
binding upon the Company and its successors and assigns.

                  (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         8.       Miscellaneous

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to Employee:
                           At the most recent address on file for the Executive at the Company.

                           If to the Company:
                           Franklin Bank Corp.
                           9800 Richmond Avenue
                           Suite 680
                           Houston, Texas 77042
                           Facsimile: (713) 339-8918

                           Attention: Chief Executive Officer

         9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         10. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         11. Entire Agreement. Employee and the Company acknowledge that as of the Grant Date this Agreement supersedes any prior agreement between the parties with respect to the subject matter of this Agreement and the letter agreement between Employee and the Company dated as of ________________________.

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         12.      Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be duty executed by one of its officers thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

                                FRANKLIN BANK CORP.

                                By: ____________________________________________
                                    Name: Anthony J. Nocella
                                    Title: President and Chief Executive Officer

                                EMPLOYEE

                                ________________________________________________

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